Exhibit 99.1

Lifeway Foods® Reports Record High Quarterly Net Sales, Extends Kefir Category Leadership in Third Quarter 2026

28th consecutive quarter of year-over-year net sales growth; year-to-date 2026 net sales up 25.8%

Morton Grove, IL — November 12, 2026 — Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or “the Company”), the leading U.S. supplier of kefir and fermented probiotic foods, today announced financial results for the third quarter ended September 30, 2026.

“Lifeway delivered another record breaking quarter with net sales of $67.8 million, extending our streak of topline growth to 28 consecutive quarters,” said Julie Smolyansky, President and Chief Executive Officer of Lifeway Foods. “The consistent, volume-led growth we are seeing for our authentic Lifeway Kefir and Lifeway Farmer Cheese is extraordinary, reflecting the deep trust we have established with our growing consumer base and the ongoing commitment of our retailer partners. Our performance also reflects the rising demand for fermented dairy, as consumers increasingly seek functional, high quality-protein offerings and retailers identify ways to dedicate more shelf space to products like ours. With 7 years of uninterrupted growth and decades spent building this category, Lifeway is uniquely positioned to meet the moment and capitalize on this demand.”

Ms. Smolyansky continued, “Profitability this quarter continued to reflect an elevated input cost environment, and while we expect the cost pressure to persist in the fourth quarter, our outlook for 2027 has not changed. We expect the planned price increases  across our portfolio to take effect with distributors and retailers on a rolling basis through the end of the year and into the first quarter of 2027. With our pricing actions and the productivity gains we anticipate from our capacity investments, we expect gross margin expansion and improved profitability in 2027.   The scale-up of our Waukesha facility, scheduled for completion in early 2027, will eliminate capacity challenges we have encountered and allow us to serve the massive level of demand in front of us. We are well on pace to shatter our annual net sales record in 2026, and look forward to extending our category leadership and building on this momentum as we look ahead to 2027.”

Third Quarter 2026 Highlights

•	Net Sales: $67.8 million, the highest quarterly net sales in Company history, up 18.6% year-over-year, primarily driven by higher volumes of the Company’s branded drinkable kefir.
•	Gross Profit Margin: 18.0% , compared to 28.7% in the prior-year period, primarily reflecting elevated input costs including milk, resin-based packaging, ingredients, and transportation costs.
•	Selling, general and administrative expenses were 16.2% of net sales, compared to 19.6% last year, reflecting continued investment in marketing and brand awareness.
•	Net Income: $0.3 million, or $0.02 per basic and diluted common share, compared to net income of $3.5 million, or $0.23 per basic and diluted common share, in the prior-year period.

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Year-to-Date 2026 Highlights

•	Net Sales: $197.7 million, up 25.8% year-over-year.
•	Gross Profit Margin: 21.5%, compared to 27.3% in the prior-year period.
•	Selling, general and administrative expenses were 17.2% of net sales, compared to 19.1% last year,
•	Net Income: $5.1 million, or $0.33 per basic and diluted common share, compared to net income of $11.3 million, or $0.75 per basic and $0.74 per diluted common share, in the prior-year period.

Historic Growth Record

•	28 consecutive quarters of year-over-year net sales growth, reflecting seven years of uninterrupted quarterly growth.
•	Four consecutive years of record annual net sales from 2022 through 2025, increasing from $141.6 million to $212.5 million – a cumulative increase of 50.1%.
•	Year-to-date net sales equaled approximately 93% of full-year 2025 net sales, with the Company well on pace to set a record high in annual net sales in 2026, far exceeding the high-bar set in 2025.

Industry Recognition

In October, Lifeway was named to Fortune’s 2026 list of the 100 Fastest-Growing Companies, ranking No. 45, reflecting the Company’s sustained, volume-led growth and the strength of consumer demand for kefir and other cultured dairy products. This inclusion places Lifeway among an elite group of publicly traded companies that have delivered notably strong financial performance. This follows the induction of President and Chief Executive Officer Julie Smolyansky into the Specialty Food Association Hall of Fame this summer, in recognition of her leadership in transforming kefir from a niche product into a mainstream functional-food category.

Conference Call and Webcast

A live conference call and Q&A session with management discussing these results with additional comments and details will be made available through the “Investor Relations” section of the Company’s website at https://lifewaykefir.com/webinars-reports/ at 4:30 p.m. ET on November 12, 2026. Those interested in participating in the live call can dial 1-877-407-9716 or 1-201-493-6779. The webcast will be archived and available for replay.

About Lifeway Foods, Inc.

Lifeway Foods, Inc. is the brand that introduced kefir to generations of American consumers. For 40 years, Lifeway has defined authentic, real kefir in the U.S. market while building the expertise, consumer trust and scale that support its category leadership. The Company has been recognized as one of America’s Growth Leaders by TIME, as Dairy Foods’ Processor of the Year 2025, as one of Forbes’ Best Small Companies and on Inc.’s 2025 Best in Business list in the Best Challenger Brands category. In addition to its drinkable kefir portfolio, Lifeway produces Farmer Cheese – a 40-year legacy line now expanding to mass retail – Kefir Butter, Muscle Mates™, a variety of cheeses and ProBugs® for kids. Lifeway products are sold across the United States, Mexico, the United Arab Emirates, Central America and the Caribbean. Learn more at lifewayfoods.com

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Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, unaudited estimated net sales. These statements use words, and variations of words, such as "anticipate," "plan," "project," "estimate," "potential," "forecast," "will," "continue," "future," "increase," "believe," "outlook," "expect," and "predict." You are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, are based on current expectations of future events and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Lifeway's control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway's expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway's Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Lifeway expressly disclaims any obligation to update any forward-looking statements (including, without limitation, to reflect changed assumptions, the occurrence of anticipated or unanticipated events or new information), except as required by law.

Derek Miller

Vice President of Communications, Lifeway Foods
Email: derekm@lifeway.net

General inquiries:

Lifeway Foods, Inc.

Phone: 847-967-1010

Email: info@lifeway.net

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

September 30, 2026 and December 31, 2025

(In thousands)

	September 30,	December 31,
	2026	2025
	(Unaudited)
Current assets
Cash and cash equivalents	$6,975	$5,571
Accounts receivable, net of allowance for credit losses and discounts & allowances of $2,900 and $1,730 at September 30, 2026 and December 31, 2025, respectively	22,353	16,643
Inventories, net	13,594	11,890
Prepaid expenses and other current assets	2,470	2,627
Refundable income taxes	636	325
Total current assets	46,028	37,056

Property, plant and equipment, net	67,393	48,282
Operating lease right-of-use asset	504	465
Goodwill	11,704	11,704
Intangible assets, net	5,413	5,818
Other assets	1,629	2,285
Total assets	$132,671	$105,610

Current liabilities
Accounts payable	$12,739	$11,008
Accrued expenses	6,363	5,413
Accrued income taxes	716	218
Total current liabilities	19,818	16,639

Line of credit	11,950	–
Note payable	12,032	–
Operating lease liabilities	370	360
Deferred income taxes, net	2,792	2,792
Other long-term liabilities	251	–
Total liabilities	47,213	19,791

Commitments and contingencies (Note 9)	–	–

Stockholders’ equity
Preferred stock, no par value; 2,500 shares authorized; none issued	–	–
Common stock, no par value; 40,000 shares authorized; 17,274 shares issued; 15,108 and 15,232 outstanding at September 30, 2026 and December 31, 2025, respectively	6,509	6,509
Treasury stock, at cost	(17,194)	(13,214)
Paid-in capital	2,401	3,843
Retained earnings	93,742	88,681
Total stockholders’ equity	85,458	85,819

Total liabilities and stockholders’ equity	$132,671	$105,610

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the three and nine months ended September 30, 2026 and 2025

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net sales	$67,797	$57,143	$197,702	$157,135

Cost of goods sold	54,599	39,821	152,199	111,744
Depreciation expense	1,034	914	2,962	2,548
Total cost of goods sold	55,633	40,735	155,161	114,292

Gross profit	12,164	16,408	42,541	42,843

Selling expense	6,434	5,047	20,256	14,463
General and administrative expense	4,510	6,186	13,870	15,566
Amortization expense	135	135	405	405
Total operating expenses	11,079	11,368	34,531	30,434

Income from operations	1,085	5,040	8,010	12,409

Other income (expense):
Interest expense	(340)	(21)	(623)	(56)
Fair Value Loss on investments	–	–	–	(20)
Gain on sale of investments	–	–	–	3,407
Other income (expense), net	20	73	42	229
Total other income (expense)	(320)	52	(581)	3,560

Income before provision for income taxes	765	5,092	7,429	15,969

Provision for income taxes	505	1,563	2,368	4,651

Net income	$260	$3,529	$5,061	$11,318

Net earnings per common share:
Basic	$0.02	$0.23	$0.33	$0.75
Diluted	$0.02	$0.23	$0.33	$0.74

Weighted average common shares outstanding:
Basic	15,107	15,229	15,174	15,190
Diluted	15,253	15,422	15,314	15,381

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine months ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$5,061	$11,318
Adjustments to reconcile net income to operating cash flow:
Depreciation and amortization	3,367	2,953
Stock-based compensation	1,708	1,466
Non-cash interest expense	16	14
Bad debt expense	87	–
Gain on sale of equipment	(17)	(115)
Gain on sale of investments	–	(3,407)
Fair value loss on investment	–	20
(Increase) decrease in operating assets:
Accounts receivable	(5,797)	(1,997)
Inventories	(1,704)	(2,378)
Prepaid expenses and other current assets	354	123
Refundable income taxes	(311)	497
Increase (decrease) in operating liabilities:
Accounts payable	2,413	3,330
Accrued expenses	(988)	(1,143)
Accrued income taxes	497	–
Other long-term liabilities	251	–
Net cash provided by operating activities	4,937	10,681

Cash flows from investing activities:
Purchases of property and equipment	(22,757)	(9,675)
Proceeds from sale of equipment	433	115
Proceeds from sale of investments	–	5,206
Net cash (used in) provided by investing activities	(22,324)	(4,354)

Cash flows from financing activities:
Purchase of treasury stock	(4,937)	–
Borrowings under line of credit	25,000	–
Repayments under line of credit	(13,000)	–
Proceeds from note payable	12,032	–
Payment of deferred financing costs	(21)	(65)
Equity award settled in cash	(283)	–
Net cash provided by (used in) financing activities	18,791	(65)

Net increase in cash and cash equivalents	1,404	6,262

Cash and cash equivalents at the beginning of the period	5,571	16,728

Cash and cash equivalents at the end of the period	$6,975	$22,990

Supplemental cash flow information:
Cash paid for income taxes, net of (refunds)	$2,181	$4,154
Cash paid for interest	$511	$42

Non-cash investing activities
Accrued purchase of property and equipment	$93	$3,875
Right-of-use assets obtained in exchange for lease obligations	$135	$293

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